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                                                                    EXHIBIT 21.1


                     List of Subsidiaries of the Registrant

Synon Europe Limited, a Delaware corporation
Synon, Inc., an Illinois corporation and wholly-owned subsidiary of Synon Europe Limited
Synon Canada Ltd., an Ontario corporation and wholly-owned subsidiary of Synon, Inc.
Synon France S.A.R.L., a French corporation
Synon Research Limited, a United Kingdom corporation
Synon Deutschland GmbH, a German corporation
Synon Pty Ltd., an Australian corporation
Synon Italia S.r.l., an Italian corporation (65% owned by Synon Corporation) Synon Asia Ltd., a Hong Kong corporation (75% owned by Synon Corporation)
Synon Japan Ltd., a Japanese corporation (51% owned by Synon Corporation)